Exhibit 10.2

TO:	Tim White

FROM:	Ray Oppel, Chairman of the Compensation Committee (the “Committee”)

DATE:	March 21, 2018

RE:	Notice of Approved 2018 Compensation (“Notice”)

Reference is made to that certain employment agreement (the “Employment Agreement”), effective January 1, 2017, concerning the employment and compensation of C. Timothy White, the Company’s Executive Vice President, General Counsel and Secretary (“Executive”).
Base Salary Adjustment
As provided in the Employment Agreement, the Executive’s base salary is subject to annual review and may, in the Committee’s discretion, be increased without the Executive’s consent. With respect to the Executive, the Committee has reviewed Executive’s base salary and concluded that it is appropriate to increase Executive’s base salary for the Company’s 2018 fiscal year to $550,000.
* * * * *
Except as specifically expressed in this Notice, the Employment Agreement shall remain in full force and effect. To the extent there is any contradiction or inconsistency between the terms of this Notice and the terms of the Employment Agreement, the terms and intended effect of this Notice shall control.

COMPENSATION COMMITTEE

/s/ Ray Oppel
By:	Ray Oppel
Chairman of the Compensation Committee

/s/ C. Timothy White		March 21, 2018
Executive		Date